Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2005 (March 1, 2006 as to the effects of the discontinued operations described in Note 10), relating to the financial statements of Equity One, Inc. and subsidiaries as of December 31, 2004 and for each of the two years in the period then ended, appearing in the Annual Report on Form 10-K of Equity One, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Miami, Florida
March 1, 2006